Exhibit 99.1

Company Contact: Craig Johnson	Media Contact: David Schull	Investor Contact: Rhonda Chiger
TorreyPines Therapeutics, Inc.	Russo Partners, LLC	Rx Communications
858-623-5665, x158	212-845-4271	917-322-2569
cjohnson@torreypinestherapeutics.com	david.schull@russopartners.com	rchiger@RxIR.com

TorreyPines Therapeutics Receives NASDAQ Deficiency Notice

LA JOLLA, CA, August 25, 2008 – TorreyPines Therapeutics, Inc. (NASDAQ: TPTX) today announced that it received a deficiency notice from The NASDAQ Stock Market on August 21, 2008.

The notice, in accordance with NASDAQ Marketplace Rule 4450(a)(5) “Minimum Bid Price Requirement,” states that the company’s common stock has closed below $1.00 per share for 30 consecutive business days. This notification has no immediate effect on the NASDAQ listing or trading of the company’s common stock.

In accordance with Marketplace Rule 4450(e)(2), TorreyPines Therapeutics has 180 days to comply with the minimum $1.00 per share bid price requirement. The company’s common stock must meet or exceed the $1.00 share price for 10 consecutive business days before February 17, 2009. TorreyPines Therapeutics intends to monitor the bid price for its common stock and consider available options that could enable the company to regain compliance with the NASDAQ listing requirement.

About TorreyPines Therapeutics

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates, each capable of treating a number of acute and chronic diseases and disorders such as migraine, chronic pain, muscle spasticity and rigidity, xerostomia and cognitive disorders. The company is currently developing four product candidates: two ionotropic glutamate receptor antagonists and two muscarinic receptor agonists. Further information is available at www.torreypinestherapeutics.com.

This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding TorreyPines’ ability to comply with the minimum bid price requirements under the NASDAQ Marketplace Rules. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether TorreyPines will be able to maintain a closing bid price of $1.00 per share or higher for a minimum of 10 consecutive trading days and risks relating to TorreyPines’ ability to comply with other NASDAQ requirements. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2007 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

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